June 17, 1997



Mr. James Garpow
Simpson Industries, Inc.
47603 Halyard Drive
Plymouth, Michigan 48170-2429

Dear Jim:

          Reference is made to (a) the Renewal Term Note dated June 17, 1997 and due January 25, 2003, issued by Simpson Industries, Inc. (the "Company") in favor of Comerica Bank ("Bank"), evidencing indebtedness in the principal amount of $3,230,357.07 and bearing interest at the fixed rate of 8.82% per annum (the "8.82% Term Note"); (b) the Renewal Term Note dated June 17, 1997 and due February 7, 2005, issued by the Company in favor of Bank, evidencing indebtedness in the principal amount of $20,000,000 and bearing interest at the fixed rate of 8.445% per annum (the "8.445% Term Note"); and (c) the Renewal Term Note dated June 17, 1997 and due December 31, 2008, issued by the Company in favor of Bank, evidencing indebtedness in the principal amount of $20,000,000 and bearing interest at the fixed rate of 6.75% per annum (the "6.75% Term Note," and collectively with the 8.82% Term Note and the 8.445% Term Note, the "Term Notes").

          Reference is also made to the long term Credit Agreement (the "Credit Agreement") dated as of June 17, 1997 among the Company, certain commercial lending institutions (including the Bank) as lenders, ABN AMRO Bank N.V. as agent for such lenders and the Bank as documentation agent for such lenders, in the form existing as of the date hereof, and notwithstanding (x) the repayment of any indebtedness covered thereby or (y) any amendment, supplement or termination of such Credit Agreement after the date hereof.

          In consideration of the Bank entering into the Term Notes, the Company hereby agrees that whenever, as of the last day of any fiscal quarter (determined on the basis of financial statements prepared and delivered to the Bank in accordance with Section 8.1.2(a) and (b) of the Credit Agreement, and beginning with the Company's fiscal quarter ending on June 30, 1998) the Company's Funded Debt to EBITDA Ratio (as defined in the Credit Agreement) equals or exceeds the levels set forth below, the principal balance outstanding under each of the Term Notes shall bear additional interest ("Additional Interest") for the next succeeding fiscal quarter following the reporting period covered by the applicable financial statements at the per annum rates set forth below:



  If Funded Debt to EBITDA Ratio is greater than 2.5 to 1, but less than 3 to 1 - Additional Interest Rate is .05%

  If Funded Debt to EBITDA Ratio is equal to or greater than 3 to 1 - Additional Interest Rate is .10%


The Additional Interest for the four preceding fiscal quarters, if applicable, shall be paid to Bank within five (5) business days following June 30th of each fiscal year, beginning in 1999.

  In addition, this letter will confirm the Bank's receipt from the Company of a term loan amendment fee of $12,500 and of the Company's agreement to pay the reasonable fees and expenses incurred by the Bank in connection with the review and execution of the Credit Agreement (and the companion short term credit agreement) and the structuring, documentation and closing of the Term Notes.

  Except as set forth in this letter, each of the Term Notes shall remain in full force and effect according to its terms.


                           COMERICA BANK


                           By:
                           Its:


Acknowledged and agreed to
as of the date first set forth above:

SIMPSON INDUSTRIES, INC.


By:
Its: